Exhibit 10.23

May 10, 2013

Dinesh V. Patel, Ph.D.

Chief Executive Officer and President

Protagonist Therapeutics, Inc.

1455 Adams Dr., Suite 2003

Menlo Business Park

Menlo Park, CA 94025

Dear Dinesh:

As you are aware, we have been engaged in discussions, and as of the date of this letter, Johnson & Johnson Development Corporation, a New Jersey corporation (“JJDC”) is entering into an equity investment in Protagonist Therapeutics, Inc., a Delaware corporation (“Protagonist”, “Company” or “you”), pursuant to that certain Series B Preferred Stock Purchase and Warrant Agreement and related investment documents (the “Series B Investment Agreements”) of even date herewith by and among JJDC, the Company and certain other investors as set forth therein. The purpose of this letter is to provide JJDC (directly or indirectly through one or more affiliates) with certain negotiation rights with respect to the consummation of any proposed sale, transfer, license, commercialization or distribution arrangement of your Rights (as defined below) for the research, development, marketing, sales and distribution of any products resulting directly from any of the three Programs defined below, as applicable, or any substantially similar arrangement regarding any of the Rights associated with such Program (any of such transactions referred to above being hereinafter referred to as a “Transaction”). For clarity, the term “Transaction” shall be deemed not to include any merger, sale or transfer of all or substantially of the assets, or consolidation of the Company or other transactions described in Section 2(c) below. The term “Rights” shall include all inventions, developments, patents, patent applications, know-how or other proprietary rights or products controlled (whether through license or otherwise) by the Company that are necessary for the research, development, or commercialization of any of the Programs, as applicable. In consideration of the representations, warranties, agreements, and covenants contained in this letter and the Series B Investment Agreements, the receipt and sufficiency of which are hereby acknowledged, JJDC and the Company hereby agree as follows:

1. From the one year anniversary date of this letter and until sixty (60) days following the filing of an Investigational New Drug (“IND”) application with the FDA on a clinical candidate with respect to a Program (each an “Option Period”), JJDC shall have a right of first negotiation with respect to such Program, subject to Sections 2(c) and 2(d) below. The parties hereby agree that if JJDC and/or one or more affiliates of JJDC (each an “Affiliate” and together with JJDC, “we” or “us”) notify Protagonist in writing during an Option Period for a Program that they wish to enter into negotiations with respect to such Program, then upon such written notification, Protagonist shall promptly prepare and deliver to them a detailed data package including the available preclinical results, manufacturing protocols and other information generated by you that you determine in good faith is relevant to our evaluation of such Program.

For a period of sixty (60) days following receipt of the detailed data package (the “Period of Exclusive Negotiation”), the Company shall negotiate in good faith and exclusively, subject to Section 2(c) and Section 2(d), with JJDC and its Affiliate(s) for such Affiliate(s) to enter into a Transaction with the Company with regard to such Program. For purposes of this letter, a “Program” means the Integrin a4ß7 program or the IL-23 program or the IL-13 program, which are referred to collectively as the “Programs”. In furtherance of the foregoing, the Period of Exclusive Negotiation shall not commence before the one year anniversary date of the date of this letter and Protagonist shall not engage in any negotiations with any other party (a “Third Party”) with respect to a Transaction for any of the Programs prior to such one year anniversary date in a manner which would impair JJDC’s right of first negotiation for any Program unless approved in advance by JJDC in writing. In addition, until the expiration of a Period of Exclusive Negotiation for a Program, subject to Sections 2(c) and 2(d), you shall not enter into any negotiations with a Third Party with respect to a Transaction regarding the Rights for such Program that would impair the ability of JJDC or its Affiliate(s) to exercise its rights under paragraphs 1 and 2(a), during the time in which such rights apply.

2. (a) For a period of one hundred eighty (180) days following the expiration of a Period of Exclusive Negotiation (each a “Tail Period”), the Company may not enter into an agreement with respect to a Transaction with a Third Party on terms which contain upfront payments and pre-launch milestones (valued on a risk adjusted basis) which are inferior in total economic value to those that JJDC or its Affiliates last offered to Protagonist, to the extent any such offer was previously made by JJDC or its Affiliates.

(b) The parties hereby acknowledge and agree that neither party shall have an obligation in its sole determination to enter into a definitive agreement concerning a Transaction. You hereby represent and warrant to us that as of the date hereof (i) to your knowledge, you have or own all right, title and interest to, or possess valid licenses (including, but not limited to, rights with respect to patents, patent applications, inventions, processes, and formulae), or other rights with respect to the Programs necessary to grant to JJDC the rights set forth herein, and (ii) the granting of the right of first negotiation and other terms contained herein will not conflict with the rights you have granted to any other person or entity.

(c) For the avoidance of doubt and notwithstanding anything to the contrary herein, this letter agreement shall not prohibit the sale, transfer or other disposition by the Company of all or substantially all of the assets of the Company and its subsidiaries taken as a whole; the consummation of the merger or consolidation of the Company with or into another entity); or the transfer (whether by merger, consolidation, equity financing, or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons a majority or more of the outstanding voting stock of the Company (or the surviving or acquiring entity) (each a “ Liquidation Event”), and the right of first negotiation for each Program shall also terminate upon a Liquidation Event, regardless of whether a Program is in a Period of Exclusive Negotiation or not. In addition, if JJDC and its Affiliates choose to not exercise the right of first negotiation prior to the end of the Option Period for a given Program, the right of first negotiation on that Program will expire and terminate.

(d) Notwithstanding anything to the contrary herein, in the event that Protagonist receives a bona fide term sheet from a Third Party for a Transaction involving a Program during the Option Period for such Program and subsequent to the one year anniversary date of this letter (and provided that JJDC and its Affiliates have not already initiated a Period of Exclusive Negotiation with regard to such Program) to negotiate a Transaction, and Protagonist in its sole discretion determines that it is interested in pursuing a Transaction with such Third Party, then Protagonist shall so notify JJDC in writing that a bona fide offer has been made and which Program such Third Party term sheet is in relation to (but not the terms or identity of the Third Party). Within thirty (30) days of receipt of such notification, JJDC and its Affiliates shall notify Protagonist whether they wish to enter into negotiations with respect to that Program. If JJDC and its Affiliates decline to enter into negotiations or do not respond within such thirty (30) day period, then Protagonist may pursue a Transaction with respect to such Program on such terms as Protagonist deems fit and JJDC’s right of first negotiation with respect to that Program shall expire and terminate. If JJDC and its Affiliates determine to enter into negotiations by providing Protagonist written notice of such desire within the thirty (30) day period, Protagonist shall promptly prepare and deliver to them a detailed data package (which shall be no less comprehensive than that provided to the Third Party). Protagonist shall negotiate with JJDC and its Affiliates to enter into a Transaction until conclusion of the sixty (60) days period following JJDC and its Affiliates receipt of the detailed data package. During such sixty (60) day period Protagonist may have discussions with such Third Party, but Protagonist shall not consummate a Transaction relating to such Program with such Third Party. If JJDC or its Affiliate and Protagonist do not enter into a Transaction during the sixty (60) day period described above, Protagonist may consummate a Transaction with respect to such Program with the Third Party from whom it received the term sheet; provided however that Protagonist may do so only on terms which with regard to upfront payments and pre-launch milestones (valued on a risk-adjusted basis) are non-inferior in total economic value than those JJDC or its Affiliates last offered to Protagonist in writing, if such an offer is made. In the event that Protagonist does not enter into a Transaction with respect to such Program with that Third Party, then JJDC and its Affiliates right of first negotiation shall continue to apply as if the negotiations with JJDC and its Affiliates and the Third Party had not occurred.

3. You shall not originate any publicity, news release or other public announcement, written or oral, whether relating to the performance under this letter agreement or the existence of any of the arrangements between the parties that are the subject of this letter agreement, without our prior written consent, except (i) upon prior written notice to us, (ii) to a Third Party in connection with a proposed Transaction or Liquidation Event, or (iii) as required by applicable law.

4. Consummation of a Transaction involving the Company and any Affiliate shall be subject to the execution of a definitive agreement, containing representations and warranties, indemnities and other terms and conditions that are customary for a transaction of that kind (the “Definitive Agreement”) and the satisfaction of any and all applicable governmental requirements and receipt of all required corporate approvals. In addition, this letter does not identify all matters upon which agreement must be reached in order for a Transaction to be consummated. Except with respect to the specific obligations set forth in Sections 1, 2, and 3 hereof, a binding commitment will result only from execution of the Definitive Agreement.

5. Prior to commencement of any arbitration as set forth below, the parties must attempt to mediate their dispute using a professional mediator from AAA, the CPR Institute for Dispute Resolution, or like organization selected by the parties’ mutual agreement or, absent agreement on such mediator within 15 days after request by a party for mediation, through selection procedures administered by the AAA. Within a period of 45 days after the request for mediation, the parties agree to convene with the mediator, with business representatives present, for at least one session to attempt to resolve the matter. In no event will mediation delay commencement of the arbitration for more than 45 days absent agreement of the parties, or interfere with the availability of emergency relief. Any controversy or claim arising out of or relating to this Agreement shall be resolved by arbitration before three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then pertaining (available at www.adr.org), except where those rules conflict with this provision, in which case this provision controls. Any court with jurisdiction shall enforce this clause and enter judgment on any award. The arbitrators shall be selected within twenty business days from commencement of the arbitration from the panel of arbitrators trained in large complex commercial disputes pursuant to the parties’ mutual agreement or through selection procedures administered by the AAA. Within 45 days of the initiation of arbitration, the parties shall reach agreement upon and thereafter follow procedures in conducting such arbitration, including appropriate limits on discovery, assuring that the arbitration will be concluded and the award rendered within no more than three months from selection of the arbitrators or, failing the parties’ agreement, procedures meeting such time limits will be designed by the AAA and adhered to by the parties. The arbitration shall be held in Menlo Park, California and the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. Prior to commencement of arbitration, emergency relief is available from any court to avoid irreparable harm. THE ARBITRATORS SHALL NOT AWARD EITHER PARTY PUNITIVE, EXEMPLARY, MULTIPLIED OR CONSEQUENTIAL DAMAGES, OR ATTORNEYS FEES OR COSTS.

6. This letter agreement may be executed by facsimile and in counterparts, all of which together shall constitute one and the same instrument. This letter agreement shall be deemed a contract made under the laws of the State of Delaware and, together with the rights or obligations of the parties hereunder, shall be construed under and governed by the laws of such State, without giving effect to the conflict of laws principles thereof.

7. “Confidential Information” means all information, data and materials provided by Protagonist to JJDC or its Affiliates pursuant to its obligations under this Agreement which are disclosed in writing and indicated to be confidential by a conspicuous marking or disclosed orally or in other non-written form and indicated to be confidential at the time of disclosure. Confidential Information will be treated by JJDC as confidential, and shall not be disclosed by JJDC to any third party; provided, however, that nothing herein shall prevent JJDC from disclosing the Confidential Information to its and its Affiliates’ directors, officers, employees, consultants or other representatives (“Representatives”), if such persons have a need to know such Confidential Information for the purposes of JJDC exercising its rights under Agreement. JJDC will be fully responsible for any breach by its Representatives of this Agreement. Protagonist’s Confidential Information shall only be used by JJDC or its Affiliates with respect to the rights set forth in this Agreement. The obligations of this paragraph shall survive and continue after termination of this Agreement for a period of five (5) years. The definition of “Confidential Information” shall not include information which: (a) as of the date of this Agreement, is already known to JJDC and which knowledge was acquired independently from the relationship between JJDC and Protagonist, as demonstrated by JJDC’s written records or other competent evidence; (b) is or becomes part of the public domain, through no fault of JJDC; (c) is lawfully disclosed to JJDC without obligation of confidentiality by a third party who is not obligated to retain such information in confidence; or (d) is required by applicable law, regulation, or court order to be disclosed, provided JJDC (i) provides reasonable advance written notice thereof to Protagonist, to the extent reasonably practicable, (ii) cooperates with Protagonist, as reasonably requested thereby, in seeking confidential or protective treatment of such information, and (iii) minimizes the extent of such disclosure to that information which is required to be disclosed by such law, regulation, or court order. Protagonist acknowledges that JJDC or its Affiliates may have, or subsequent to the disclosures contemplated herein, may initiate, research, development, commercial or other programs of a similar nature to the programs contemplated by the Confidential Information or may receive information on the same or a related subject matter from third parties, and that JJDC or its Affiliates, without recourse to the Confidential Information disclosed, may research, develop, or commercialize products and/or services relating to such Confidential Information independently or in cooperation with third parties.

Please acknowledge your agreement with the terms and provisions of this letter by countersigning where indicated below and, upon such countersigning the provisions of this letter shall become effective and in full force and effect.

Very truly yours,

JOHNSON & JOHNSON DEVELOPMENT CORPORATION

By:
Name:
Title:

AGREED TO AND ACCEPTED:

PROTAGONIST THERAPEUTICS, INC.

By:	/s/ Dinesh V. Patel
Name:	Dinesh V. Patel
Title:	President & CEO

Please acknowledge your agreement with the terms and provisions of this letter by countersigning where indicated below and, upon such countersigning the provisions of this letter shall become effective and in full force and effect.

Very truly yours,

JOHNSON & JOHNSON DEVELOPMENT CORPORATION

By:	/s/ Asish K. Xavier
Name:	Asish K. Xavier
Title:	VP, Venture Investments

AGREED TO AND ACCEPTED:

PROTAGONIST THERAPEUTICS, INC.

By:
Name:
Title: